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                                                                     Exhibit 3.6

                                     BYLAWS
                                       OF
                              PWI ACQUISITION, INC.


                                    ARTICLE I

                            MEETINGS OF SHAREHOLDERS

     Section 1.01. REGULAR MEETINGS. Regular meetings of shareholders may be called by the President, the Secretary, the Board of Directors, or by shareholder demand in accordance with North Dakota Statutes Section 10-19.1-71, subdivision 2. No meeting shall be designated a regular meeting unless specifically described as such in the notice of meeting or unless all the shareholders are present in person or by proxy and none of them objects to this designation.

     Section 1.02. SPECIAL MEETINGS. Special meetings of the shareholders may be called for any purpose or purposes at any time by the President, two or more directors, or by shareholder demand in accordance with North Dakota Statutes
Section 10-19.1-72, subdivision 2.

     Section 1.03. TIME AND PLACE OF SHAREHOLDER MEETINGS. Except as otherwise provided by statute, any meeting of shareholders shall be held on the date and at the time and place fixed by the President or the Board of Directors of the corporation except that a special meeting called by the demand of a shareholder must be held in the county where the principal executive office of the corporation is located.

     Section 1.04. NOTICE OF SHAREHOLDER MEETING. Except as otherwise provided by statute, written notice of the date, time, and place of any meeting of shareholders shall be given to every holder of voting shares at such address as appears on the stock register book of the corporation at least ten days prior to the meeting if by mail, or two days prior to the meeting if by telex, telegram, or in person.

     Section 1.05. VOTING. Except where a greater percentage is required by statute, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote.

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                                   ARTICLE II

                                    DIRECTORS

     Section 2.01. NUMBER, TERM OF OFFICE. The number of directors of the corporation shall be no less than one (1) and no more than twelve (12) as determined from time to time by the Board of Directors of the Company. Directors need not be shareholders. Each director shall hold office for an indefinite term that expires at the regular meeting of shareholders next held after the director's election and until a successor is elected and has qualified, or until the earlier death, resignation, removal, or disqualification of the director.

     Section 2.02. REMOVAL. The Board of Directors or shareholders may remove any director of the corporation at any time, for cause or without cause, in accordance with North Dakota Statutes Section 10-19.1-41. New directors may be elected at a meeting at which directors are removed.

     Section 2.03. BOARD MEETINGS, NOTICE. The President (if a director), the Chairman of the Board (if one is elected) or directors comprising at least one-third of the number of directors then in office may call a Board meeting by giving ten days notice if by mail, or two days notice if by telephone, telex, telegram, or in person, to all directors of the date, time and place of the meeting. Meetings of the Board of Directors may be held at the date, time, and place as shall be determined by the Board. If the date, time and place have been announced at a previous meeting of the Board, or if a meeting schedule is adopted by the Board, no notice is required. In the absence of a designation by the Board of Directors, Board meetings shall be held at the principal executive offices of the corporation.

     Section 2.04. (a) ADVANCE WRITTEN CONSENT OR OPPOSITION. Any member of the Board or a committee thereof, as the case may be, may give advance written consent or opposition to a proposal to be acted on at a Board or committee meeting. If a director or committee member is not present at the meeting, advance written consent or opposition to a proposal does not constitute presence for the purpose of determining whether a quorum exists, but such advance written consent or opposition shall be a vote in favor of or against the proposal or resolution if the proposal or resolution acted upon at the meeting is substantially the same or has substantially the same effect as the proposal or resolution to which the member of the Board or committee has consented or objected.

          (b) ACTION WITHOUT MEETING. Any action, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present. An action requiring shareholder approval required or permitted to be taken at a board meeting may be taken by written action signed by all of the directors. Any such written action is effective when signed by the required number of directors, unless a different effective time is provided in the written action. When written action is taken by less than all directors, all directors shall be notified immediately of its text and effective date. Failure to provide the notice does not invalidate the written action. A director who does not sign or consent to the written action has no liability for the action or actions taken thereby.

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     Section 2.05 (a) ELECTRONIC CONFERENCES. A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a regular or special meeting of directors, if the same notice is given of the conference to every director and if the number of directors participating in the conference is a quorum. Participation in a conference by that means constitutes presence at the meeting in person.

          (b) PARTICIPATION BY ELECTRONIC MEANS. A director may participate in a regular or special meeting of directors by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence at the meeting in person.

                                   ARTICLE III

                                    OFFICERS

     Section 3.01. ELECTION; TERM OF OFFICE; REMOVAL. The Board of Directors shall elect a President, Secretary, Treasurer and may also elect one or more officers exercising the functions of such offices, and may elect such other officers as it may deem necessary for the operation and management of the corporation, each of whom shall have the duties and responsibilities incident to the offices which they hold or as determined by the Board. Officers need not be directors or shareholders. Without limiting the foregoing, the Board may elect a Chairman of the Board, Chief Executive Officer, a Chief Operating Officer, one or more Vice Presidents, and such assistant officers as it may designate with titles to describe their duties, functions or special responsibilities. Officers shall hold office at the will of the Board for an indefinite term until their successors are elected and qualified. Any officer elected or appointed by the Board of Directors may be removed by the Board at any time with or without cause.

                                   ARTICLE IV

                                   AMENDMENTS

     Section 4.01. Subject to the power of shareholders to adopt, amend, or repeal these Bylaws as provided in North Dakota Statutes Section 10-19.1-31, subdivision 3, any Bylaw may be amended or repealed by the Board of Directors at any meeting, provided that, after adoption of the initial Bylaws, the Board shall not adopt, amend, or repeal a Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office. The Board may adopt or amend a Bylaw to increase the number of directors.

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                                    ARTICLE V

                                 INDEMNIFICATION

     Section 5.01. Any person who at any time shall serve or shall have served as director, officer or employee of the corporation, or of any other enterprise at the request of the corporation, and the heirs, executors and administrators of such person shall be indemnified by the corporation, in accordance with and to the fullest extent permitted by North Dakota Statutes Section 10-19.1-91, as it may be amended from time to time.


     The undersigned Secretary hereby certifies that the foregoing Bylaws were adopted as the complete Bylaws of the corporation by resolution of the Board of Directors of the corporation on this 17th day of April, 1998.


                                                /s/ Michael S. Israel
                                                --------------------------------
                                                Michael S. Israel, Secretary

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